UNITED STATES
                  SECURITIES EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                             FORM 8-K

                          CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 1, 1999

             FLORIDINO'S INTERNATIONAL HOLDINGS INC.
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       (Exact name of registrant as specified in its charter)

        FLORIDA                             59-3479186
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(State or other jurisdiction             (I.R.S. Employer
of incorporation or organization)        Identification No.)

3560 Cypress Gardens Road
Winter Haven, Florida                         33884
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(Address of principal executive offices)    (Zip Code)


Registrant's telephone number             (941) 326-1006
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ITEM 5.  OTHER EVENTS

     As of December 1, 1999, the Company appointed William C. Keeler as the Chief Executive Officer of Floridino's International Holdings, Inc. The Company believed that it would be more advantageous to allow its previous Chief Executive Officer, Mr. Nick Pirgousis, to devote his expertise and skills to the long term growth and development of the Company's business and to permit him be relieved of some of the day to day operations of the Company. The Company believes that this will allow for another individual to oversee the corporate responsibilities and activities which relate to the position of Chief Executive Officer. Mr. Pirgousis shall retain his position on the Board of Directors of the Company and as Chairman of that Board. He shall also continue to actively contribute his efforts and services towards building and developing the Company's operations, particularly as they relate to the Company's frozen food products and upscale restaurant concept.

     Mr. Keeler has over twenty years of successful, progressive experience in the food industry including work in retail restaurants and wholesale distribution. He started his career as the franchise owner of five Kentucky Fried Chicken units, then became Territory and District Sales Manager and Director of Corporate Produce sales for White Swan Food Service, moved on to become District Sales Manage and District Sales Director of Sysco, and advanced from Regional Sales Manager to Vice President of Sales at Rykoff Sexton US Food Services. Most recently Mr. Keeler worked as Vice President of Sales and Marketing for Bari Importing Corp, where he supervised all marketing aspects of Corporation, increased Sales and Profits last year over 20%. Installed a new shelter program, instituted a new commission program, instituted a new sales software program, designed an equipment program bringing new customers and opening new opportunities for the Sales Force.


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SIGNATURES

In accordance with the requirements of the Securities Exchange
Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: December 15, 1999
Floridino's International Holdings Inc.
(Registrant)

/s/ Michael Floridino
President